Exhibit 99.1

              Kopin Reports First Quarter 2004 Financial Results;
  New Products Drive Year-Over-Year CyberDisplay Revenue Growth of 49 Percent

    TAUNTON, Mass.--(BUSINESS WIRE)--April 15, 2004--Kopin Corporation (NASDAQ: KOPN) today announced financial results for the first quarter ended March 27, 2004.

    Key Points for the First Quarter of 2004:

    -- Revenue increased to $22.4 million from $21.1 million in the fourth quarter of 2003 and from $18.0 million in the first quarter of 2003

    -- Net loss was $3.4 million, or $0.05 per share, for the first quarter of 2004, compared with $2.2 million, or $0.03 per share, for the first quarter of 2003

    -- CyberDisplay revenue reached a record $12.8 million; III-V revenue grew 9 percent sequentially to $9.5 million

    -- Color CyberDisplay(TM) products accounted for 50 percent of display revenue

    "Robust demand from wireless and consumer electronics customers drove 24 percent year-over-year revenue growth in the first quarter," said President and Chief Executive Officer Dr. John C.C. Fan. "We credit this increase to the rapid success of our recently introduced color CyberDisplay products and CyberEVF(TM) electronic viewfinder systems, and to our dominant merchant market position in HBT transistors at a time of substantial growth in wireless products."
    Kopin's net loss for the three months ended March 27, 2004 was $3.4 million, or $0.05 per share, compared with a net loss of $2.2 million, or $0.03 per share, for the same period in 2003. In the fourth quarter of 2003, Kopin posted a net loss of $614,000, or $0.01 per share. Kopin's first-quarter 2004 net loss primarily reflects lower initial yields associated with the transition from the Company's legacy monochrome microdisplays to new color filter CyberDisplay products and additional marketing and technical support associated with increased color display activities.
    "Customer uptake of our new color filter displays occurred much faster than we anticipated," Fan said. "Late last year we announced that our goal was to achieve 50 percent of CyberDisplay sales from color products by the end of this year. With color products accounting for half of our display sales in the first quarter, compared with 20 percent in the fourth quarter of 2003, we are well ahead of our goal. As indicated by our JVC announcement today and recent display orders from other customers, demand for Kopin's color products was very strong. Although meeting this demand stressed our internal and supplier capabilities and reduced our first-quarter yields, successfully launching our new color display products is critical for us to build on our leading position in the microdisplay market."

    New CyberDisplay Products Gain Traction

    CyberDisplay revenue for the three months ended March 27, 2004 increased for the fourth consecutive quarter, from $12.4 million in the fourth quarter of 2003 to $12.8 million in the first quarter of 2004. First-quarter display revenue rose 49 percent year-over-year. "Kopin's CyberDisplay revenue grew as our products gained traction in emerging consumer and military applications. In the consumer segment, we began to ramp shipments of our color filter CyberDisplay products and CyberDisplay-based electronic viewfinder systems for digital still cameras sold by Konica Minolta and German digital camera company plawa-feinwerktechnik, as well as our existing camcorder customers. We are also engaged in design-in activities with current and prospective customers for additional digital still cameras, camcorders and other applications," Fan said.
    "In the military sector, we secured a production contract from FLIR Systems AB for ruggedized 640M display modules to be used in military night-vision goggles," said Fan. "In addition, Kopin was awarded a $3.2 million Department of Defense contract to develop the world's highest-density microdisplay for the U.S. Army's Future Force Warrior Program. Our activities during the first quarter demonstrate the utility of the CyberDisplay in virtually any near-to-eye microdisplay application and validate Kopin's customer and end-market diversification strategy."

    Trends in Wireless Industry Drive III-V Products

    Kopin posted III-V revenue of $9.5 million in the first quarter, compared with $9.5 million in the first quarter of 2003. On a sequential basis, III-V revenue increased 9 percent. "Kopin's first-quarter III-V revenues reflect ongoing strength in the wireless handset market and continued demand for our HBTs in WLAN and Wi-Fi applications. During the quarter, we continued to advance our GAIN-HBT(TM) transistors toward commercial availability. In addition, Kopin continued to make progress in enhancing the performance of its new generation CyberLite LEDs," said Fan.

    Continued Revenue Growth Expected in Q2

    Commenting on the outlook for the second quarter of 2004, Fan said, "Innovation drives success for Kopin and the results of our new product initiatives are already evident in 2004. Our color filter CyberDisplay products and EVF systems are rapidly gaining momentum in the market among new and existing customers. We expect growth in the wireless handset, Wi-Fi and WLAN markets to pace our III-V revenues. We are very pleased with our progress on GAIN HBTs, which we hope will be designed into power amplifier circuits during the second half of 2004. We are also ready to start sampling our new CyberLite products with our existing partners. Based on the current business environment and trends in our end markets, we expect second-quarter 2004 revenue to increase approximately 5 percent sequentially. Our continued product innovation, backed by our strong financial position, will enable us to be successful in 2004 and well into the future."

    First-Quarter Conference Call

    Kopin will provide a live audio webcast of its first-quarter conference call for investors at 5:00 p.m. ET today, April 15, 2004. Investors who want to hear the call should log on to the Investor Relations section of Kopin's website, www.kopin.com, at least 15 minutes before the event's broadcast. The call will be available on the Investor Relations section for one week. After that, investors can access an archived version of the call on Kopin's website.
    Kopin's first-quarter conference call also can be heard live by dialing (913) 981-4900 five minutes prior to the call. A replay of the call will be available from 8:00 p.m. ET Thursday, April 15 through midnight ET Wednesday, April 21. To access the replay, dial (719) 457-0820, confirmation 333243.

    About Kopin

    Founded in 1984, Kopin (NASDAQ: KOPN) is pioneering the use of nanotechnology to manufacture nanosemiconductor products that make mobile electronic devices small, fast, bright, lightweight and power efficient. With an intellectual property portfolio of more than 200 issued and pending patents, Kopin supplies the world's largest electronics manufacturers and government agencies with breakthrough semiconductor products. The Company's liquid-crystal microdisplays, ultra-efficient transistors and high-brightness light emitting diodes
(LEDs) enhance the delivery and presentation of voice, video and data. Kopin technology is currently used in nearly one-third of the world's cell phones and camcorders and is the microdisplay standard for the U.S. military. For more information, please visit Kopin's website at www.kopin.com.

    Statements in this news release may be considered "forward-looking" statements under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to Kopin's expectation that growth in the wireless handset, Wi-Fi and WLAN markets will pace our III-V revenues; our revenue projection for the second quarter of 2004; and the Company's belief that its continued product innovation, backed by its strong financial position, will enable the Company to be successful in 2004 and well into the future. These statements involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are general economic and business conditions and growth in the flat panel display, wireless, LED and gallium arsenide integrated circuit and materials industries; the impact of competitive products and pricing; availability of third-party components; the successful CyberLite production ramp; the qualification of Kopin's CyberLite manufacturing process by additional customers; availability of integrated circuit fabrication facilities; cost and yields associated with production of the Company's CyberDisplay imaging devices, CyberLite LEDs and HBT transistor wafers; loss of significant customers; acceptance of the Company's products; success of new product and other research and development efforts; continuation of strategic relationships; the value of shares of Micrel Semiconductor held by the Company; Kopin's ability to accurately forecast revenue levels; and other risk factors and cautionary statements listed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. These include, but are not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

    CyberDisplay, CyberEVF, CyberLite, GAIN-HBT and The
NanoSemiconductor Company are trademarks of Kopin Corporation.

    The Company's condensed consolidated statement of operations and balance sheet are attached.

    Kopin - The NanoSemiconductor Company(TM)


                           Kopin Corporation
            Condensed Consolidated Statements of Operations
                              (Unaudited)

                                                Three Months Ended
                                              March 27,     March 29,
                                                2004          2003

Revenues:
     Product revenues                       $22,132,996   $18,048,746
     Research and development revenues          225,000             -
                                             22,357,996    18,048,746
Expenses:
     Cost of product revenues                19,083,813    15,058,930
     Research and development                 3,920,435     2,881,176
     Selling, general and administrative      3,016,321     2,619,286
     Other                                            -       120,216
                                             26,020,569    20,679,608

Loss from operations                         (3,662,573)   (2,630,862)

Other income and expense:
     Interest and other income                  883,427     1,060,903
     Interest and other expense                (498,084)     (393,538)
                                                385,343       667,365

Loss before minority interest in income of
 subsidiary                                  (3,277,230)   (1,963,497)

Minority interest in income of subsidiary      (104,678)     (273,551)

Net loss                                    $(3,381,908)  $(2,237,048)

Net loss per share:
     Basic                                       $(0.05)       $(0.03)
     Diluted                                     $(0.05)       $(0.03)

Weighted average number of common shares
 outstanding:
     Basic                                   70,055,138    69,391,207
     Diluted                                 70,055,138    69,391,207


                           Kopin Corporation
                 Condensed Consolidated Balance Sheets
                              (Unaudited)

                                              March 27,   December 31,
                                                2004          2003
ASSETS
Current assets:
    Cash and marketable securities         $115,572,990  $120,333,188
    Accounts receivable, net                  9,554,445     6,771,391
    Inventory                                 7,946,404     5,920,364
    Prepaid and other assets                  2,245,754     1,451,374

Total current assets                        135,319,593   134,476,317

Equipment and improvements, net              29,234,955    31,008,403
Other assets                                  8,073,547     9,335,749
Intangible assets, net                                -             -

Total assets                               $172,628,095  $174,820,469

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                        $15,268,565   $14,365,686
    Accrued expenses                          2,218,809     2,224,928
    Billings in excess of revenue earned      1,370,720     1,378,970

Total current liabilities                    18,858,094    17,969,584

Minority interest                             3,310,215     3,113,728
Stockholders' equity                        150,459,786   153,737,157

Total liabilities and stockholders'
 equity                                    $172,628,095  $174,820,469


    CONTACT: Kopin Corporation
             Richard Sneider, 508-824-6696
             rsneider@kopin.com
             or
             Sharon Merrill Associates, Inc.
             Ehren Lister, 617-542-5300
             elister@investorrelations.com